Exhibit 99.1

          NGP Capital Resources Company Announces Portfolio Investment

     HOUSTON--(BUSINESS WIRE)--July 28, 2006--NGP Capital Resources Company (NASDAQ:NGPC):

     Update on Investment Activity

     NGP Capital Resources Company (NASDAQ:NGPC) today announced that it has closed a $30 million Senior Secured Credit Facility (the "Facility") with Rubicon Energy Partners, LLC ("Rubicon"), a private Ft. Worth, Texas based oil and gas producer. NGPC acted as agent and sole lender for the Facility. Initial availability under the Facility is $23 million, with approximately $22 million funded at closing. The Facility is secured by first liens on substantially all of Rubicon's properties. In addition to the Facility, NGPC, through its wholly owned subsidiary NGPC Asset Holdings II, LP, purchased 4,000 membership units in Rubicon, (the "Membership Units"), for $4 million, representing 50% of the outstanding Membership Units of Rubicon. Proceeds from the Facility and the sale of Membership Units will be used by Rubicon to acquire and develop oil and gas assets located in the Permian and Fort Worth Basins in Texas.
     Additionally, Rabbit Island, LP has repaid its $25 million facility, $12.5 million net to NGPC, as a result of the sale of most of its oil and gas properties. The facility was fully drawn at the time the debt was repaid.
     Following these transactions, NGPC has committed and made available for funding an approximate total of $191 million to ten portfolio companies, with approximately $167 million currently outstanding. Since inception, NGPC has funded a total of $213 million to portfolio companies representing 87% of its original $244 of equity capital, and received repayments of $46 million.

     About NGP Capital Resources Company

     NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

     This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.
     We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
     Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.


     CONTACT: NGP Capital Resources Company
              Investment Contact:
              Rich Bernardy, 713-752-0062
              rbernardy@ngpcrc.com
              or
              Kelly Plato, 713-752-0062
              kplato@ngpcrc.com
              or
              Investor Relations Contact:
              Steve Gardner, 713-752-0062
              investor_relations@ngpcrc.com